EXHIBIT 99

LITHIA MOTORS REPORTS RECORD Q4 REVENUES AND EARNINGS PER SHARE

FOURTH QUARTER SAME STORE RETAIL SALES INCREASE 11%

MEDFORD, OREGON, FEBRUARY 20, 2001 (5:00 a.m. PST) – Lithia Motors, Inc. (NYSE: LAD) today announced that fourth quarter revenues increased 29% to $519.7 million from $402.1 million in the fourth quarter of 2000. Earnings per share increased 10% to $0.45 per share on 13.7 million diluted shares outstanding vs. $0.41 per share on 13.8 million diluted shares in the same quarter last year. Net profit increased 9% to $6.1 million compared to $5.6 million in the fourth quarter of 2000. Cash flow per diluted share (net income plus depreciation and amortization) increased 13% to $0.63 per share in the fourth quarter of 2001 versus $0.56 a year ago.

For the quarter, new vehicle sales increased 35%, used vehicle sales increased 33%, parts and service sales increased 15% and finance and insurance revenues increased 38% compared to 2000. Same store retail sales increased 11%.

Sid DeBoer, Lithia’s Chairman and CEO, commented: “A recession, 0% financing and vehicles at their most affordable levels in over 20 years all combined to produce a truly unique period in auto-retailing history in the fourth quarter of 2001. While the new vehicle business was understandably strong due to 0% financing, our used vehicle business was just as strong with similar growth. As a result, the finance/insurance (F&I) business benefited in the form of our highest ever penetration rate of 78%, resulting in an average F&I per retail unit of $977, the highest level of the year and more than $897 in the fourth quarter of last year.”

For the year, total revenues increased 13% to $1.87 billion from $1.66 billion in 2000. Net profit was $21.8 million or $1.60 per share on 13.6 million diluted shares outstanding in 2001. For the full-year 2000 net profit was $24.3 million or $1.76 per share on 13.8 million diluted shares. Cash flow per diluted share was $2.28 per share in 2001 versus $2.31 a year ago.

For the year, new vehicle sales increased 10%, used retail vehicle sales increased 21%, parts and service sales increased 15% and finance and insurance revenues increased 24% as compared to 2000. Lithia’s used to new ratio is the highest of the publicly traded auto-retailers at 0.9 to 1 in 2001. Same store retail sales decreased 0.9%.

Sid DeBoer, added, “The first two quarters of 2001 were difficult as we felt the initial impact of the slowing economy in the West. While new vehicle sales slowed, the less cyclical used vehicle and parts/service businesses continued to demonstrate strength during this period. By the third quarter, we had adjusted to the slowdown, and despite the events of September 11th, we were able to report record sales and profits in Q3. And again, in Q4 we were able to post year-over-year increases in sales and net profits to record levels for the quarter and exceeded our original guidance. The parts/service, retail used vehicle and finance/insurance businesses, which represent 72% of gross profits, posted double digit growth in both gross profits and sales for the year, demonstrating the stable aspects of our business model.”

“Additionally, we have recorded impressive CAGR (Compounded Annual Growth Rate) figures over the past five years in three key areas: annual revenues at 67%, net profit at 53%, and earnings per share or EPS at

25% per year. Average same-store retail sales growth for the five year period is 5.3%. Lithia remains the premier operator/consolidator in the public auto-retailing sector.”

Jeff DeBoer, Senior Vice President and Chief Financial Officer, commented, “In 2001, Lithia acquired over $340 million in annualized acquisition revenues, most of which occurred in the latter half of the year. Goodwill and intangible assets as a percent of total assets was 24% for the year, demonstrating our disciplined approach to acquisitions, and the lowest level of the publicly traded auto-retailers. So far this year, we have acquired 5 stores with $168 million in anticipated 2002 annualized revenues. We are well positioned to accelerate acquisitions this year and in 2003. In 2001, we were successful at keeping inventories low. While new and used retail unit sales grew by 13% year-over-year, inventories declined by 12% in the same period. Lithia continues to produce healthy cash flows, as demonstrated by the 36% increase in operating cash flow to $49.3 million as compared to $36.3 million in 2000. Book value per share has grown from $4.22 at the end of 1996 when we went public, to $15.95 as of December 31, 2001.”

In February, Lithia acquired a Subaru store in Oregon City, Oregon with $20 million in estimated annualized revenues. Lithia currently owns 123 franchises in California, Oregon, Washington, Nevada, Colorado, Idaho, South Dakota, Alaska and Texas and sells 24 brands of new vehicles at 65 stores and over the internet through “Lithia.com—America’s Car & Truck Store.” Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include anticipated revenues of recently acquired stores.

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Investor Relations at (541) 776-6819 or log-on to: www.lithia.com – go to About Lithia – Investor Relations

LITHIA MOTORS, INC.

CONSOLIDATED INCOME STATEMENTS
(In Thousands except per share and unit data)

			Audited
	Three Months Ended		Year Ended
	December 31,		December 31,

	2001	2000	2001	2000

New Vehicle Sales	$289,520	$214,799	$990,615	$898,016

Used Vehicle Sales	153,788	115,911	582,565	480,846

Service, Body & Parts Sales	49,185	42,736	187,725	164,002

Other Revenues	27,176	28,645	112,283	115,747

Total Revenues	$519,669	$402,091	$1,873,188	$1,658,611

Cost of Sales	437,169	335,490	1,566,713	1,391,042

Gross Profit	82,500	66,601	306,475	267,569

SG&A Expense	65,525	48,730	239,042	195,500

Depreciation	1,478	1,181	5,482	4,419

Amortization	984	885	3,793	3,186

Income from Operations	$14,513	$15,805	$58,158	$64,464

Flooring Interest Expense	2,620	3,834	14,497	17,728

Other Interest Expense	1,869	2,989	7,822	7,917

Other Income (Expense), net	(45)	(168)	(410)	716

Pre-Tax Profit	$9,979	$8,814	$35,429	$39,535

Income Tax	3,847	3,182	13,675	15,222

Net Profit	$6,132	$5,632	$21,754	$24,313

Diluted Shares Outstanding	13,711	13,837	13,612	13,804

Diluted EPS	$0.45	$0.41	$1.60	$1.76

OTHER OPERATING DATA

	Three Months Ended		Year Ended
	December 31,		December 31,

Unit Sales:	2001	2000	2001	2000

New	11,299	8,675	39,875	37,230

Used — Retail	9,162	7,443	36,960	30,896

Used — Wholesale	5,037	4,114	18,918	16,751

Total Units Sold	25,498	20,232	95,753	84,877

Average Selling Price:

New	$25,624	$24,761	$24,843	$24,121

Used — Retail	$14,179	$13,109	$13,381	$13,149

Used — Wholesale	$4,740	$4,458	$4,651	$4,454

Key Financial Data:

EBITDA	$16,930	$17,703	$67,023	$72,785

Gross Margin	15.9%	16.6%	16.4%	16.1%

SG&A Expense	12.6%	12.1%	12.8%	11.8%

Operating Margin	2.8%	3.9%	3.1%	3.9%

Pre-tax Margin	1.9%	2.2%	1.9%	2.4%

BALANCE SHEET HIGHLIGHTS
(Dollars in Thousands)

Audited	December 31, 2001	December 31, 2000

Current Assets:

Cash & Cash Equivalents	$59,855	$38,789

Inventories	275,398	314,290

Other Current Assets	45,156	43,443

Total Current Assets	380,409	396,522

Real Estate – Net	84,739	60,788

Equipment & Other – Net	37,238	29,452

Goodwill and intangible assets — Net	156,849	133,871

Other Assets	3,709	7,370

TOTAL ASSETS	$662,944	$628,003

Current Liabilities:

Floorplan Notes Payable	$211,947	$255,137

Other Current Liabilities	63,628	42,468

Total Current Liabilities	275,575	297,605

Used Vehicle Flooring	69,000	59,000

Real Estate Debt	40,693	28,898

Other Long-Term Debt	55,137	43,688

Other Liabilities	19,042	17,037

Total Liabilities	$459,447	$446,228

Stockholders’ Equity	203,497	181,775

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$662,944	$628,003

OTHER BALANCE SHEET DATA (Dollars in Thousands)

Current Ratio	1.38x	1.33x

LT Debt/Total Cap.	32%	29%

[Excludes Used Vehicle Flooring]

Working Capital	$104,834	$98,917

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